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                                                                     EXHIBIT 8.1


                               December 9, 1997




ESG Re Limited
16 Church Street
Hamilton, Bermuda


                                ESG Re Limited
                            Registration Statement
                            ----------------------


Dear Sirs:

        In connection with the Registration Statement and the amendments thereto (File No. 333-40341) (the "Registration Statement") filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Act"), and the rules and regulations promulgated thereunder (the "Rules"), we have been requested to render our opinion as to the matter hereinafter set forth.

        In this regard, we have reviewed copies of the Registration Statement. We have also made such other investigations of fact and law and have examined the originals, or copies authenticated to our satisfaction, of such documents, records, certificates or other instruments as in our judgment are necessary or appropriate to render the opinion expressed below.

        Based on the foregoing, we are of the opinion that the sections entitled "Certain Tax Considerations -- Taxation of the Company and its Subsidiaries -- United States" and "Certain Tax Considerations -- Taxation of Shareholders -- United States Taxation of U.S. and non-U.S. Shareholders" in the Registration Statement contain an accurate general description, under currently applicable law, of the principal United States Federal income tax considerations described in the Registration Statement.

        We consent to the use of this opinion in the section entitled "Certain Tax Consequences" and to the reference to our name therein.

                                        Very truly yours,


                                /s/ PAUL, WEISS, RIFKIND, WHARTON & GARRISON
                                ________________________________________
                                PAUL, WEISS, RIFKIND, WHARTON & GARRISON